Exhibit 99.1

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

For Investor Relations Inquiries:

Raphael Gross of ICR

203.682.8253

For Media Inquiries:

Brian Little of Bojangles’ Restaurants, Inc.

704.519.2118

Bojangles’, Inc. Reports Financial Results for its Fourth Fiscal Quarter and Fiscal Year 2016

Provides Annual Guidance for its Fiscal Year 2017

CHARLOTTE, N.C. – (Globe Newswire) – March 7, 2017 – Bojangles’, Inc. (Bojangles’) (NASDAQ: BOJA) today announced financial results for the 13-week fourth fiscal quarter and 52-week fiscal year ended December 25, 2016. Bojangles’ also provided annual guidance for the 53-week fiscal year 2017 ending on December 31, 2017.

Highlights for the Fourth Fiscal Quarter 2016 Compared to the Fourth Fiscal Quarter 2015

•	System-wide comparable restaurant sales increased 2.4%, while company-operated comparable restaurant sales increased 1.1% and franchised comparable restaurant sales increased 3.2%;

•	Total revenues increased 8.3% to $139.4 million from $128.8 million;

•	21 system-wide restaurants were opened – 9 company-operated restaurants and 12 franchised restaurants;

•	Net Income increased 25.2% to $9.8 million from $7.8 million;

•	Diluted Net Income per Share increased 23.8% to $0.26 from $0.21;

•	Adjusted Net Income* increased 28.9% to $10.6 million from $8.2 million;

•	Adjusted Diluted Net Income per Share* increased 27.3% to $0.28 from $0.22; and

•	Adjusted EBITDA* increased 15.3% to $24.6 million from $21.3 million.

Highlights for Fiscal Year 2016 Compared to Fiscal Year 2015

•	System-wide comparable restaurant sales increased 1.3%, while company-operated comparable restaurant sales increased 1.1% and franchised comparable restaurant sales increased 1.5%;

•	Total revenues increased 8.9% to $531.9 million from $488.2 million;

•	58 system-wide restaurants were opened – 29 company-operated restaurants and 29 franchised restaurants;

•	Net Income increased 42.2% to $37.7 million from $26.5 million;

•	Diluted Net Income per Share increased 40.8% to $1.00 from $0.71;

•	Adjusted Net Income* increased 21.6% to $37.9 million from $31.1 million;

•	Adjusted Diluted Net Income per Share* increased 20.5% to $1.00 from $0.83; and

•	Adjusted EBITDA* increased 12.1% to $88.9 million from $79.3 million.

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

* Descriptions of Adjusted Net Income, Adjusted Diluted Net Income per Share, Adjusted EBITDA and other non-GAAP financial measures are provided in “Use and Definition of Non-GAAP Measures,” and reconciliations to GAAP figures are provided in the tables at the end of this release.

“We are pleased the Bojangles’® system has now achieved 27 consecutive quarters of comparable restaurant sales growth through the fourth fiscal quarter of 2016 and that Adjusted Diluted Net Income per Share growth for fiscal year 2016 exceeded our annual guidance despite widespread softness affecting the limited service restaurant category,” said Bojangles’ President and CEO Clifton Rutledge.

“Ahead of Bojangles’ 40th anniversary celebration in July, we are as focused as ever on executing our strategic plans and building the brand in a measured and sustainable way. We will continue developing restaurants in core and adjacent markets through our company-operated and franchised model, with our long-term goal of franchising leading our expansion efforts over time. We are striving to offer the best dining experience possible through exceptional service, menu innovation, and compelling limited time offers that solidify our reputation for unique, great tasting, freshly-made food, at an exceptional value. Together with our franchisees, we are also exploring technology solutions such as mobile payment, apps and loyalty programs that will elevate our customer interactions,” he added.

“Our first ‘Bojangles’ of the Future’ restaurant in Greenville, South Carolina is getting rave reviews and it will be followed by the opening of a second location in Charlotte, North Carolina later this year. We expect this exciting new restaurant prototype to set the standard for Bojangles’ restaurants as we continue testing the various elements of this new design. Although we recognize and are addressing near-term headwinds affecting our business, we have also never been more energized about the future of this Company,” he concluded.

Fourth Fiscal Quarter 2016 Financial Review

System-wide comparable restaurant sales increased 2.4%, consisting of a 1.1% increase in company-operated comparable restaurant sales and a 3.2% increase in franchised comparable restaurant sales. The comparable restaurant sales increase at company-operated restaurants was composed of increases in price, partially offset by a decrease in transactions and mix.

Total revenues increased 8.3% to $139.4 million in the fourth fiscal quarter of 2016 from $128.8 million in the prior year fiscal quarter. The increase was primarily due to a net additional 54 system-wide restaurants at December 25, 2016 compared to December 27, 2015, and comparable restaurant sales growth at our company-operated and franchised restaurants.

Company restaurant revenues increased 8.2% to $132.2 million in the fourth fiscal quarter of 2016 from $122.2 million in the prior year fiscal quarter. Franchise royalty revenues increased 7.4% to $6.8 million in the fourth fiscal quarter of 2016 from $6.4 million in the prior year fiscal quarter.

Restaurant contribution, a non-GAAP measure, increased 12.6% to $26.0 million in the fourth fiscal quarter of 2016 from $23.1 million in the prior year fiscal quarter. As a percentage of company restaurant revenues, restaurant contribution margin, a non-GAAP measure, increased to 19.6% in the fourth fiscal quarter of 2016 from 18.9% in the prior year fiscal quarter.

General and administrative expenses increased 6.9% to $10.9 million in the fourth fiscal quarter of 2016 from $10.2 million in the prior year fiscal quarter. The increase was primarily due to higher stock-based compensation expense as a result of the vesting of certain performance awards, legal, accounting, and other expenses directly related to public offerings and headcount added to support our growing restaurant system. These increases were partially offset by expenses incurred in connection with the transition to a new distributor in the prior year fiscal quarter.

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

Net Income increased 25.2% to $9.8 million in the fourth fiscal quarter of 2016 compared to $7.8 million in the prior year fiscal quarter. Diluted Net Income per Share increased 23.8% to $0.26 in the fourth fiscal quarter of 2016 compared to $0.21 in the prior year fiscal quarter.

Adjusted Net Income, a non-GAAP measure, increased 28.9% to $10.6 million in the fourth fiscal quarter of 2016 compared to $8.2 million in the prior year fiscal quarter. Adjusted Diluted Net Income per Share increased 27.3% to $0.28 in the fourth fiscal quarter of 2016 compared to $0.22 in the prior year fiscal quarter.

Adjusted EBITDA, a non-GAAP measure, increased 15.3% to $24.6 million in the fourth fiscal quarter of 2016 from $21.3 million in the prior year fiscal quarter.

Fiscal Year 2017 Guidance

Bojangles’ is providing an annual outlook for the 53-week period ending on December 31, 2017:

•	Total revenues of $560.0 million to $569.0 million, which includes the impact of our planned refranchising of five company-operated restaurants;

•	System-wide comparable restaurant sales of negative low-single digits to flat;

•	The opening of 57 to 62 system-wide restaurants;

•	27 to 28 company-operated restaurants;

•	30 to 34 franchised restaurants;

•	Net increase of 49 to 54 system-wide restaurants;

•	Net increase of 19 to 20 company-operated restaurants, which includes the impact of our planned refranchising of five company-operated restaurants;

•	Net increase of 30 to 34 franchised restaurants, which includes the impact of our planned refranchising of five company-operated restaurants;

•	Restaurant contribution margin of 17.0% to 17.5%;

•	General and administrative expenses of $40.5 million to $41.5 million;

•	Adjusted Diluted Net Income per Share of $0.87 to $0.93; and

•	Adjusted EBITDA of $84.0 million to $89.0 million.

We have not reconciled guidance for Adjusted Diluted Net Income per Share or Adjusted EBITDA to the corresponding GAAP financial measures because we do not provide guidance for the various reconciling items. We are unable to provide guidance for these reconciling items because we cannot determine their probable significance, as certain items are outside of our control and cannot be reasonably predicted due to the fact that these items could vary significantly from period to period. Accordingly, reconciliations to the corresponding GAAP financial measures are not available without unreasonable effort.

Conference Call and Webcast Today

Bojangles’ will host a conference call and webcast to discuss the fourth fiscal quarter 2016 results and fiscal year 2016 results, as well as fiscal year 2017 guidance today at 5:00 p.m. Eastern Time. The conference call dial-in number is 201-493-6725. A telephone replay will be available through Friday, April 7, 2017 and may be accessed by dialing 858-384-5517. The conference ID is 13653614.

The conference call will also be webcast live and later archived on the Investors section of our website at www.bojangles.com.

Conference Participation

Bojangles’ will participate in the Bank of America Merrill Lynch 2017 Consumer & Retail Tech Conference on Tuesday, March 14, 2017 at the Lotte New York Palace hotel in New York City. In addition to holding investor meetings, we will webcast our presentation live beginning at 2:40 p.m. Eastern Time on the Investors section of the Company’s website at www.bojangles.com. The presentation will later be archived.

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

About Bojangles’, Inc.

Bojangles’, Inc. is a highly differentiated and growing restaurant operator and franchisor dedicated to serving customers high-quality, craveable food made from our Southern recipes. Founded in 1977 in Charlotte, N.C., Bojangles’ serves menu items such as delicious, famous chicken, made-from-scratch buttermilk biscuits, flavorful fixin’s and Legendary Iced Tea®. At December 25, 2016, Bojangles’ had 716 system-wide restaurants, of which 309 were company-operated and 407 were franchised restaurants, primarily located in the Southeastern United States. For more information, visit www.bojangles.com or follow Bojangles’ on Facebook and Twitter.

Note Regarding Comparable Restaurant Sales

Comparable restaurant sales reflects the change in year-over-year sales for the comparable restaurant base (as applicable, system-wide, franchised or company-operated restaurants). A restaurant enters our comparable restaurant base the first full day of the month after being open for 15 months using a mid-month convention. If a company-operated restaurant is temporarily closed for a full calendar week due to items such as a remodel, scrape and rebuild, casualty event, severe weather conditions or any other short-term closure, it is removed from the comparable restaurant sales calculations for such period it is temporarily closed. If a franchised restaurant is temporarily closed for a full calendar week due to items such as a remodel, scrape and rebuild, casualty event, severe weather conditions or any other short-term closure, it is removed from the comparable restaurant sales calculations for the entire month(s) impacted by the temporary closure.

Use and Definition of Non-GAAP Measures

We utilize certain non-GAAP measures when assessing the operational strength and the performance of our business. We believe these non-GAAP measures assist our board of directors, management and investors in comparing our operating performance, on a consistent basis from period to period, by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary significantly among similar companies. Bojangles’ cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, reported GAAP results.

Restaurant contribution is defined as company restaurant revenues less food and supplies costs, restaurant labor costs and operating costs, as identified by the reconciliation table below. Restaurant contribution margin is defined as restaurant contribution as a percentage of company restaurant revenues. Restaurant contribution and restaurant contribution margin are supplemental measures of operating performance of our company-operated restaurants and our calculations thereof may not be comparable to those reported by other companies. Restaurant contribution and restaurant contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP.

Adjusted Net Income represents company net income before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below. Adjusted Diluted Net Income per Share represents company diluted net income per share before items that we do not consider representative of our ongoing operating performance, as well as an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company for those periods where they had not yet been incurred, both as identified in the reconciliation table below.

EBITDA represents company net income before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA represents company net income before interest expense (net of interest income), provision for income taxes, depreciation and amortization, items that we do not consider representative of our ongoing operating performance and certain non-cash items, as identified in the reconciliation table below.

Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA are not measurements of our

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP or as alternatives to cash flow from operating activities as a measure of our liquidity. Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses or charges such as those added back to calculate Adjusted Net Income, Adjusted Diluted Net Income per Share, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

This release contains forward-looking statements. All statements other than statements of historical or current facts included in this release are forward-looking statements. Forward-looking statements discuss our current expectations, projections and guidance relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may be preceded by, followed by or include the words “aim,” “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “outlook,” “plan,” “potential,” “project,” “projection,” “seek,” “may,” “could,” “would,” “will,” “should,” “can,” “can have,” “likely,” the negatives thereof and other words and terms of similar meaning.

Forward-looking statements are inherently subject to risks, uncertainties and assumptions; they are not guarantees of performance. Actual results may differ materially from these expectations due to risks relating to, among other risks, our vulnerability to changes in consumer preferences and economic conditions; our ability to open restaurants in new and existing markets and expand our franchise system; our ability to generate comparable restaurant sales growth; financial or other difficulties, which could cause our restaurants and our franchisees’ restaurants to close; our ability to generate increased sales or profits from new menu items, advertising campaigns, changes in discounting strategy or restaurant designs and remodels; cancellation of or delay in anticipated future restaurant openings; our reliance on, limited degree of control over and potential responsibility for, our franchisees; increases in the cost of chicken, pork, dairy, wheat, corn and other products; our ability to compete successfully with other quick-service and fast-casual restaurants; our vulnerability to conditions in the Southeastern United States; negative publicity, whether or not valid; concerns about food safety and quality and about food-borne illnesses, including adverse public perception due to the occurrence of avian flu, swine flu or other food-borne illnesses, such as salmonella, E. coli, or others; changes in employment and labor laws; labor shortages and increases in labor costs; and our dependence upon frequent and timely deliveries of restaurant food and other supplies. For further details and discussion of these and other risks and uncertainties, see our Annual Report on Form 10-K for the fiscal year ended December 25, 2016, which we expect to file with the Securities and Exchange Commission on March 7, 2017, and which will be available at www.sec.gov. You should not place undue reliance on these statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, we cannot assure you that the assumptions and expectations will prove to be correct.

All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. In addition, all forward-looking statements speak only as of the date of this earnings release. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise other than as required under the federal securities laws.

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

Assets	December 25, 2016	December 27, 2015
Current assets:
Cash and cash equivalents	$13,898	14,263
Accounts and vendor receivables, net	5,421	4,736
Accounts receivable, related parties, net	386	403
Inventories, net	3,326	3,080
Other current assets	3,033	5,639

Total current assets	26,064	28,121
Property and equipment, net	52,275	48,137
Goodwill	161,140	161,140
Brand	290,500	290,500
Franchise rights, net	24,243	25,341
Favorable leases, net	981	1,394
Other noncurrent assets	4,569	3,673

Total assets	$559,772	558,306

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,818	17,893
Accrued expenses	17,940	19,086
Current maturities of long-term debt	2,132	—
Current maturities of capital lease obligations	7,299	5,968
Other current liabilities	4,390	2,155

Total current liabilities	48,579	45,102
Long-term debt, less current maturities and deferred debt issuance costs, net	153,630	197,735
Deferred income taxes	111,312	115,028
Capital lease obligations, less current maturities	22,524	21,483
Other noncurrent liabilities	12,937	11,834

Total liabilities	348,982	391,182

Stockholders’ equity:
Preferred stock	—	—
Common stock	365	360
Additional paid-in capital	124,802	119,084
Retained earnings	85,377	47,661
Accumulated other comprehensive income	246	19

Total stockholders’ equity	210,790	167,124

Total liabilities and stockholders’ equity	$559,772	558,306

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Revenues:
Company restaurant revenues	$132,219	122,223	504,664	462,138
Franchise royalty revenues	6,832	6,364	26,364	25,104
Other franchise revenues	383	193	853	960

Total revenues	139,434	128,780	531,881	488,202

Company restaurant operating expenses:
Food and supplies costs	41,772	40,055	158,644	150,563
Restaurant labor costs	35,862	32,305	138,839	126,380
Operating costs	28,611	26,796	112,256	100,916
Depreciation and amortization	3,278	3,078	12,709	11,456

Total Company restaurant operating expenses	109,523	102,234	422,448	389,315

Operating income before other operating expenses	29,911	26,546	109,433	98,887

Other operating expenses:
General and administrative	10,852	10,150	39,041	42,844
Depreciation and amortization	739	735	2,917	2,809
Impairment	947	1,002	1,927	1,210
Loss on disposal of property and equipment	98	104	47	336

Total other operating expenses	12,636	11,991	43,932	47,199

Operating income	17,275	14,555	65,501	51,688
Amortization of deferred debt issuance costs	(196)	(198)	(763)	(821)
Interest income	1	1	4	7
Interest expense	(1,708)	(1,920)	(7,489)	(8,314)

Income before income taxes	15,372	12,438	57,253	42,560
Income taxes	5,550	4,594	19,537	16,034

Net income	$9,822	7,844	37,716	26,526

Net income per share:
Basic	$0.27	0.22	1.04	1.15

Diluted	$0.26	0.21	1.00	0.71

Weighted average shares used in computing net income per share:
Basic	36,448	35,979	36,258	23,118

Diluted	37,806	37,436	37,684	37,464

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Fiscal Year Ended
	December 25, 2016	December 27, 2015
Cash flows from operating activities:
Net income	$37,716	26,526
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax benefit	(2,177)	(1,992)
Depreciation and amortization	15,626	14,265
Amortization of deferred debt issuance costs	763	821
Impairment	1,927	1,210
Loss on disposal of property and equipment	47	336
(Benefit) provision for doubtful accounts	(72)	239
Provision for inventory spoilage	20	23
(Benefit) provision for closed stores	(51)	36
Stock-based compensation	1,827	1,963
Excess tax benefit from stock-based compensation	(2,686)	(680)
Changes in operating assets and liabilities	1,360	2,779

Net cash provided by operating activities	54,300	45,526

Cash flows from investing activities:
Purchases of franchisee’s assets	(100)	(186)
Purchases of property and equipment	(9,695)	(12,047)
Proceeds from disposition of property and equipment	51	47

Net cash used in investing activities	(9,744)	(12,186)

Cash flows from financing activities:
Principal payments on long-term debt	(42,736)	(28,055)
Debt issuance costs	—	(554)
Stock option exercises	1,210	330
Excess tax benefit from stock-based compensation	2,686	680
Principal payments on capital lease obligations	(6,081)	(4,679)

Net cash used in financing activities	(44,921)	(32,278)

Net (decrease) increase in cash and cash equivalents	(365)	1,062
Cash and cash equivalents balance, beginning of fiscal year	14,263	13,201

Cash and cash equivalents balance, end of fiscal year	$13,898	14,263

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to Adjusted Net Income

(in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net income	$9,822	7,844	37,716	26,526

Certain professional and transaction costs (a)	398	213	464	5,254
Incremental public company costs (b)	—	(41)	—	(940)
Vesting of performance-based stock options (c)	495	—	495	708
Payroll taxes associated with stock option exercises (d)	44	12	124	28
Distributor transition costs (e)	—	377	81	594
Executive separation expenses (f)	81	25	278	533
State income tax rate change (g)	—	—	(908)	(903)
Tax impact of adjustments (h)	(236)	(204)	(392)	(673)

Total adjustments	782	382	142	4,601

Adjusted Net Income	$10,604	8,226	37,858	31,127

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Income Per Share

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Diluted net income per share	$0.26	0.21	1.00	0.71

Certain professional and transaction costs (a)	0.01	0.01	0.01	0.14
Incremental public company costs (b)	—	—	—	(0.03)
Vesting of performance-based stock options (c)	0.01	—	0.01	0.02
Payroll taxes associated with stock option exercises (d)	—	—	—	—
Distributor transition costs (e)	—	0.01	—	0.02
Executive separation expenses (f)	—	—	0.01	0.01
State income tax rate change (g)	—	—	(0.02)	(0.02)
Tax impact of adjustments (h)	—	(0.01)	(0.01)	(0.02)

Total adjustments	0.02	0.01	0.00	0.12

Adjusted Diluted Net Income per Share	$0.28	0.22	1.00	0.83

(a)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(b)	Reflects an estimate of recurring incremental legal, accounting, insurance and other operating and compliance costs we expect to incur as a public company in addition to actual amounts incurred. By its nature, this adjustment involves risks and uncertainties, and the actual costs incurred could be different than this adjustment. No adjustments will be made beyond the second fiscal quarter 2016 since the one year anniversary of our initial public offering occurred during the thirteen weeks ended June 26, 2016.
(c)	Includes non-cash, stock-based compensation related to the vesting of certain performance based stock option awards. We could incur similar expenses in future periods upon the achievement of the performance metrics indicated in the stock option grants.
(d)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when our directors or employees exercise stock options that were outstanding prior to our initial public offering.
(e)	Includes expenses incurred in connection with the transition to our new distributor.
(f)	Represents severance and legal fees associated with a former executive’s departure from the Company.
(g)	As a result of the enacted reductions to the North Carolina corporate income tax rate, we adjusted our deferred income taxes by applying the lower rate, which resulted in a corresponding decrease to income tax expense.
(h)	Represents the income tax expense associated with the adjustments in (a) through (g) that are deductible for income tax purposes.

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Net income	$9,822	7,844	37,716	26,526
Income taxes	5,550	4,594	19,537	16,034
Interest expense, net	1,707	1,919	7,485	8,307
Depreciation and amortization (a)	4,213	4,011	16,389	15,086

EBITDA	21,292	18,368	81,127	65,953
Non-cash rent (b)	370	474	1,556	1,642
Stock-based compensation (c)	874	252	1,827	1,963
Payroll taxes associated with stock option exercises (d)	44	12	124	28
Preopening expenses (e)	465	475	1,407	1,540
Sponsor and board member fees and expenses (f)	—	—	—	166
Certain professional, transaction and other costs (g)	398	213	464	5,254
Distributor transition costs (h)	—	377	81	594
Executive separation expenses (i)	81	25	278	533
Impairment and dispositions (j)	1,047	1,117	2,025	1,592

Adjusted EBITDA	$24,571	21,313	88,889	79,265

(a)	Includes amortization of deferred debt issuance costs.
(b)	Includes deferred rent, which represents the extent to which our rent expense has been above or below our cash rent payments, amortization of favorable (unfavorable) leases and closed store reserves for rent net of cash payments. We expect to continue to incur similar expenses in future periods as we record rent expense in accordance with GAAP, as well as continue to amortize favorable (unfavorable) leases and record closed store reserves.
(c)	Represents non-cash, stock-based compensation. We expect to incur similar expenses in future periods as we record stock-based compensation related to existing grants (and any potential future grants) in accordance with GAAP.
(d)	Represents payroll taxes associated with stock option exercises related to stock options that were outstanding prior to our initial public offering. We expect to incur similar expenses in future periods when our directors or employees exercise stock options that were outstanding prior to our initial public offering.
(e)	Includes expenses directly associated with the opening of company-operated restaurants and incurred prior to the opening of a company-operated restaurant. We expect to continue to incur similar expenses as we open company-operated restaurants.
(f)	Includes reimbursement of expenses to our sponsor prior to our initial public offering and compensation and expense reimbursement to members of our board prior to our initial public offering.
(g)	Includes costs associated with third-party consultants for one-time projects, public offering expenses and certain professional fees and transaction costs related to financing transactions. We could incur similar expenses in future periods if we commence additional public offerings, financing transactions or other one-time projects.
(h)	Includes expenses incurred in connection with the transition to our new distributor.
(i)	Represents severance and legal fees associated with a former executive’s departure from the Company.
(j)	Includes loss (gain) on disposal of property and equipment, impairment and cash proceeds on disposals from disposition of property and equipment. We could continue to record impairment expense in future periods if performance of company-operated restaurants is not sufficient to recover the carrying amount of the related long-lived assets. We may incur future losses (gains) and receive cash proceeds on disposal of property and equipment associated with retirement, replacement or write-off of fixed assets.

Bojangles’, Inc. – Fiscal Year 2016

Fourth Fiscal Quarter 2016 Results

BOJANGLES’, INC. AND SUBSIDIARIES

Unaudited Reconciliation of Company Restaurant Revenues to Restaurant Contribution

(in thousands)

	Thirteen Weeks Ended		Fiscal Year Ended
	December 25, 2016	December 27, 2015	December 25, 2016	December 27, 2015
Company restaurant revenues	$132,219	122,223	504,664	462,138
Food and supplies costs	(41,772)	(40,055)	(158,644)	(150,563)
Restaurant labor costs	(35,862)	(32,305)	(138,839)	(126,380)
Operating costs	(28,611)	(26,796)	(112,256)	(100,916)

Restaurant contribution	$25,974	23,067	94,925	84,279

Restaurant contribution margin	19.6%	18.9%	18.8%	18.2%